Exhibit 99.1

tw telecom Announces Closing of Private Placement of Senior Notes

LITTLETON, Colo. - October 2, 2012 - tw telecom inc. (NASDAQ: TWTC) today announced that its subsidiary, tw telecom holdings inc., has closed its previously announced private offering of $480 million aggregate principal amount of 5.375 % Senior Notes due 2022.

The company plans to use the net proceeds from the offering to settle the conversion obligations for the tw telecom inc. 2 3/8% Convertible Senior Debentures due 2026 to the extent holders elect to convert their debentures and the company elects to settle the conversion obligations in whole or in part in cash, or if the company otherwise redeems the debentures. The Convertible Senior Debentures are redeemable at the company’s option on or after April 6, 2013. Any net proceeds not used for these purposes will be used for general corporate purposes. Pending the application of the net proceeds to these uses, the company plans to invest the proceeds in cash equivalents.

The senior notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

Some of the statements made in this press release are forward-looking statements that reflect management’s current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside tw telecom’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to: the current conditions in the public debt market, the current uncertainty in the global financial markets and the global economy, tw telecom’s substantial indebtedness and the restrictive covenants imposed by that indebtedness, as well as the business risks disclosed in tw telecom’s SEC filings, especially the section entitled “Risk Factors” in its 2011 Annual Report on Form 10-K. tw telecom undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000 carole.curtin@twtelecom.com	Bob Meldrum 303 566-1354 bob.meldrum@twtelecom.com